STOCK EXCHANGE AND RESTRUCTURING AGREEMENT

This Stock Exchange and Restructuring Agreement (this “Agreement”) is made and effective as of August 1, 2016 (the “Effective Date”), by and between American Housing Income Trust, Inc., a Maryland corporation (“AHIT”) with a mailing address for notice purposes of 34225 North 27th Drive, Building 5, Suite 238 in Phoenix, Arizona 85085, which is the business address of its wholly-owned subsidiary, American Realty Partners, LLC (“ARP”), and Performance Realty Management, LLC, an Arizona limited liability company (“PRM”) with a mailing address for notice purposes of 34225 North 27th Drive, Building 5, Suite 238 in Phoenix, Arizona 85085. AHIT and PRM may be defined singularly as a “Party” or collectively as the “Parties.”

WHEREAS, the Parties have determined that the transaction contemplated by this Agreement would be advantageous and beneficial to their respective companies, members and shareholders, and would be consistent with a related-party restructuring.

WHEREAS, on July 28, 2016, PRM was issued 439,401 shares of common stock in AHIT pursuant to a Designation and Acceptance of Rights (the “Designation”) entered into between AHIT, PRM and the designor under the agreement, Sean Zarinegar. AHIT represents and warrants that the Designation had been unanimously approved by its Board of Directors with Mr. Zarinegar abstaining from vote. This issuance resulted in 1,439,401 shares of issued and outstanding shares of common stock in AHIT owned by PRM, of which 1,000,000 shares issued on September 28, 2015 were registered as selling shareholder shares with AHIT’s registration statement on Form S-11 with an effective date of June 22, 2016 (www.sec.gov/edgar). The exchange of units-for-shares as set forth in Article II, below, is based on these 1,439,401 shares.

WHEREAS, pursuant to a confidential private offering under Rule 506(b) of Regulation D under the Securities Act of 1933 (the “Private Offering”), PRM issued 144 (rounded up) Class A Units to forty-eight holders (some with different purchase dates). The Class A Unit holders and their specific holdings are set forth on Exhibit A. The Private Offering has since closed. The potential for this type of agreement with AHIT was disclosed in the Private Offering, and the Private Offering was disclosed in AHIT’s registration statement on Form S-11.

WHEREAS, pursuant to the Articles of Amendment to Articles of Organization of PRM dated April 1, 2016, the Class A Units have preference over the common units held by Mr. Zarinegar, on, amongst other things, “…any future reorganization or stock exchange on a pro rata basis, as determined by the Manager.” Furthermore, pursuant to the disclosures in the Private Offering, and Section 3.3(t) of the Operating Agreement for PRM, which had been attached as an exhibit to the Private Offering, Mr. Zarinegar was granted limited power of attorney by each Class A Unit holder to vote their respective proxy on any future exchange, such as the one agreed to herein.

WHEREAS, PRM has represented to AHIT that notwithstanding Mr. Zarinegar’s authority under Section 3.3(t) of the Operating Agreement for PRM, PRM has notified all Class A Unit holders of the exchange set forth herein.

WHEREAS, prior to this Agreement, PRM represents that its business model and intent was to expand on its property management services for other real estate investment trusts, or other property holding and operating companies, similar to the services rendered as manager of ARP. However, Mr. Zarinegar, as authorized under the Operating Agreement for PRM, has determined, exercising his sound business judgment and discretion, that the Class A Unit holders would benefit from an issuance of shares in AHIT (a related party) considering the trajectory of AHIT’s acquisitions, and the fact that AHIT is publicly reporting with the United States Securities and Exchange Commission (the “SEC”) and trades on the OTCQB marketplace.

WHEREAS, AHIT has determined that the exchange of units for stock between related parties under this Agreement is beneficial to its overall capital structure.

WHEREAS, for United States federal income tax purposes, the transactions contemplated hereby are intended to qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (together with all rules and regulations issued thereunder (the “Code”)) and this Agreement is intended to be adopted as a plan of reorganization for purposes of Section 368 of the Code. Notwithstanding this intention, PRM and AHIT have advised the Class A Unit members of PRM that it is not passing on whether the exchange hereunder actually qualifies for a tax-free event under the Code; rather, PRM and AHIT have advised the PRM members of the intended treatment set forth herein.

WHEREAS, the Recitals stated herein are not mere statements, but representations and warranties of the parties, and material terms in which each party has relied upon in executing this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. DEFINITIONS. As used herein, the following terms shall have the following meanings:

(a) “Act” means the Securities Act of 1933, as amended, and the rules and regulations issued in respect thereto.

(b) “Encumbrance” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever.

(c) “Law” means any law, statute, regulation, rule, ordinance, requirement or other binding action or requirement of any governmental, regulatory or administrative body, agency or authority or any court of judicial authority.

(d) “Order” means any decree, order, judgment, writ, award, injunction, stipulation or consent of or by any Federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign.

(e) “Person” means any individual, corporation, general or limited partnership, joint venture, association, limited liability company, joint stock company, trust, business, bank, trust company, estate (including any beneficiaries thereof), unincorporated entity, cooperative, association, government branch, agency or political subdivision thereof or organization of any kind.

(f) “Transaction Documents” means any ancillary contracts, agreements or other documents that are to be entered into in connection with the transactions contemplated hereby.

ARTICLE II

EXCHANGE OF STOCK

SECTION 2.1. Subject to the terms and conditions of this Agreement, at the Closing, PRM will retire and void the PRM Class A Unit holders interests in PRM, and upon receipt of notice from PRM that such company action has taken place, AHIT will direct its transfer agent to issue certificates consistent with Exhibit A. The shares issued to the PRM Class A Unit holders set forth on Exhibit A are hereinafter referred to as the “AHIT Shares.” The valuation associated with the exchange rate under Exhibit A has been arbitrarily determined by PRM and the Board of Directors for AHIT pursuant to consent.

SECTION 2.2. THE CLOSING. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place as promptly as possible but no later than the fifth (5th) business day following the day the last of the conditions set forth in Article V has been fulfilled or waived (other than those that this Agreement contemplates will be satisfied at or immediately prior to the Closing), or at such other time as shall be mutually agreed upon by the Parties (the “Closing Date”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF AHIT

AHIT represents and warrants to PRM that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

SECTION 3.1. POWER AND AUTHORITY. AHIT is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. AHIT has all requisite capacity, power and authority to execute, deliver and perform this Agreement. No other corporate action on the part of AHIT is necessary to authorize the execution and delivery by AHIT of this Agreement. This Agreement has been duly executed and delivered and, upon execution by PRM, will constitute a valid and legally binding obligation of AHIT, enforceable against AHIT in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

SECTION 3.2. OWNERSHIP; TRANSFERABILITY. AHIT is the legal and beneficial owner of the AHIT Shares, free and clear of any Encumbrance or restriction on transfer (and shall remain free and clear until the Closing), other than restrictions under the Act, or restrictions reflected in a legend on the certificates representing the AHIT Shares.

SECTION 3.3. CONSENTS AND APPROVALS. Neither the execution, delivery and performance of this Agreement by AHIT, nor the consummation by AHIT of any transaction related hereto, including the transfer, sale and delivery of the AHIT Shares will require any consent, approval, license, Order or authorization of, filing, registration, declaration or taking of any other action with, or notice to, any Person, other than such consents, approvals, filings or actions as may be required under the Federal securities laws which have or will be made, or the securities laws of the jurisdiction of AHIT.

SECTION 3.4. NO CONFLICTS. The execution and delivery by AHIT of this Agreement, and the consummation of the transactions contemplated by this Agreement shall not, assuming the consents, approvals, filings or actions described in Section 3.3 are made or obtained, as the case may be, (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or by-laws of AHIT, (b) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which AHIT is a party or by which it or any of its properties or assets may be bound, or (c) conflict or violate any permit, concession, franchise, license, judgment, Order, decree, statute, law, ordinance, rule or regulation of any government, governmental instrumentality or court, domestic or foreign, applicable to AHIT or any of its properties or assets, except in the case of (b) and (c) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not, individually or in the aggregate, materially and adversely affect the AHIT Shares being conveyed by AHIT to the holders of Class A Units in PRM.

SECTION 3.5. Brokers, etc. AHIT is not obligated to pay any fee or commission to any broker, finder or other similar Person in connection with the transactions contemplated by this Agreement (other than any fees or commissions that are solely for the account of AHIT).

ARTICLE IV

Representations and Warranties of PRM

PRM represents and warrants to AHIT that the statements contained in this Article IV are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

SECTION 4.1. POWER AND AUTHORITY. PRM is a company duly organized, validly existing and in good standing under the laws of the State of Arizona. PRM has all requisite capacity, power and authority to execute, deliver and perform this Agreement. No other company action on the part of PRM is necessary to authorize the execution and delivery by PRM of this Agreement. This Agreement has been duly executed and delivered and, upon execution by AHIT, will constitute a valid and legally binding obligation of PRM, enforceable against PRM in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

SECTION 4.2. CONSENTS AND APPROVALS. Neither the execution, delivery and performance of this Agreement by PRM, nor the consummation by PRM of any transaction related hereto, will require any consent, approval, license, Order or authorization of, filing, registration, declaration or taking of any other action with, or notice to, any Person, other than such consents, approvals, filings or actions as may be required under the Federal securities laws which have or will be made, or the securities laws of the jurisdiction of PRM. PRM consents to any and all necessary requirements of AHIT in reporting this transaction with the United States Securities and Exchange Commission.

SECTION 4.4. NO CONFLICTS. The execution and delivery by PRM of this Agreement, and the consummation of the transactions contemplated by this Agreement shall not, assuming the consents, approvals, filings or actions described in Section 4.3 are made or obtained, as the case may be, (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or by-laws of PRM, (b) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which PRM is a party or by which it or any of its properties or assets may be bound, or (c) conflict or violate any permit, concession, franchise, license, judgment, Order, decree, statute, law, ordinance, rule or regulation of any government, governmental instrumentality or court, domestic or foreign, applicable to PRM or any of its properties or assets, except in the case of (b) and (c) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not, individually or in the aggregate, materially and adversely affect the PRM Shares being conveyed by PRM to AHIT.

SECTION 4.5. Purchase Entirely for Own Account. PRM has advised the Class A Unit holders of PRM receiving AHIT Shares that the AHIT Shares to be received are acquired for investment in their respective accounts, and not with a view to the resale or distribution of any part thereof, unless otherwise allowed for under the Act or any applicable exemption to registration.

SECTION 4.6. Brokers, etc. PRM is not obligated to pay any fee or commission to any broker, finder or other similar Person in connection with the transactions contemplated by this Agreement (other than any fees or commissions that are solely for the account of PRM).

SECTION 4.7. LEGENDS. Unless AHIT’s transfer agent and the Board of Directors determines that the AHIT Shares currently registered may be transferred to the Class A Unit holders on a pro rata basis on Exhibit A, with the balance issued pro rata on a restricted basis, it is understood that the certificates evidencing the AHIT Shares, i.e. those shares issued to those identified on Exhibit A, shall bear a legend substantially in the form below:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR WITH ANY STATE SECURITIES COMMISSION, AND MAY NOT BE TRANSFERRED OR DISPOSED OF BY THE HOLDER IN THE ABSENCE OF A REGISTRATION STATEMENT WHICH IS EFFECTIVE UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE LAWS AND RULES OR UNLESS SUCH TRANSFER MAY BE EFFECTED WITHOUT VIOLATION OF THE SECURITIES ACT OF 1933 AND OTHER APPLICABLE STATE LAWS AND RULES.

ARTICLE V

CONDITIONS PRECEDENT; RELATED COVENANTS

SECTION 5.1. CLOSING EFFORTS. Each of the Parties hereto shall use its commercially reasonable efforts (“Reasonable Efforts”) to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its Reasonable Efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date, and (ii) the conditions to the obligations of the other parties to consummate the transaction are satisfied.

SECTION 5.2. CONDITIONS PRECEDENT TO OBLIGATIONS OF PRM. The obligations of PRM are subject to the fulfillment of the condition that, at the Closing, the representations and warranties of PRM set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of PRM set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date).

SECTION 5.3. CONDITIONS PRECEDENT TO OBLIGATIONS OF AHIT. The obligations of AHIT to convey the AHIT Shares are subject to the fulfillment of the condition that, at the Closing, the representations and warranties of AHIT set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of AHIT set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date).

ARTICLE VI

TERMINATION

SECTION 6.1. TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing by the written consent of each party hereto.

SECTION 6.2. TERMINATION BY EITHER AHIT OR PRM. This Agreement may be terminated (upon written notice from the terminating party hereto to the other party hereto) and the transactions contemplated hereby may be abandoned by action of any party hereto, if (a) the conveyance of the AHIT Shares to the Class A Unit holders of PRM Members shall not have occurred on or prior to August 31, 2016, or (b) any Federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign shall have issued a Law or Order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such Law or Order shall have become final and non-appealable.

SECTION 6.3. EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement pursuant to this Article VI hereof, no Party or, its directors or officers or other controlling persons shall have any liability or further obligation to any other Party hereto pursuant to this Agreement, except that

Article VII hereof shall survive termination of this Agreement and nothing herein will relieve any party hereto from liability for any breach of this Agreement occurring prior to such termination.

ARTICLE VII

GENERAL PROVISIONS; OTHER AGREEMENTS

SECTION 7.1. PRESS RELEASES. Other than any required filings under the Federal securities laws, none of the parties hereto will, without first obtaining the approval of the other, make any public announcement, directly or indirectly, regarding this Agreement, nor the nature of the transaction contemplated by this Agreement, to any person except as required by law or regulatory bodies and other than to the respective principals or other representatives of the Parties, each of whom shall be similarly bound by such confidentiality obligations. If any such press release or public announcement is so required by either party (except in the case of any disclosure required under the Federal securities laws to be made in a filing with the Commission), the disclosing party shall consult with the other parties prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to each of the Parties.

SECTION 7.2. INTENDED TAX-FREE TRANSACTION. From and after the date of this Agreement, AHIT shall use all reasonable efforts to cause the transactions contemplated hereby to qualify, and shall not knowingly take any actions or permit any actions to be taken that could reasonably be expected to prevent said transactions from qualifying as a “reorganization” under Section 368(a) of the Code for the benefit of the Class A Unit holders of PRM. This Agreement shall be, and hereby is, adopted by PRM as an intended plan of reorganization for purposes of Section 368 of the Code.

SECTION 7.3. EXPENSES. Regardless of whether the transactions contemplated hereby are consummated, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such costs and expenses.

SECTION 7.4. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without regard to the conflicts of laws provisions thereof.

SECTION 7.5. HEADINGS. Article and Section headings used in this Agreement are for convenience only and shall not affect the meaning or construction of this Agreement.

SECTION 7.6. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, both written and oral, with respect to the subject matter hereof.

SECTION 7.7. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Signatures on this Agreement may be communicated by facsimile transmission and shall be binding upon the parties hereto so transmitting their signatures. Counterparts with original signatures shall be provided to the other parties hereto following the applicable facsimile transmission; provided that the failure to provide the original counterpart shall have no effect on the validity or the binding nature of this Agreement.

SECTION 7.8. AMENDMENT. Any term of this Agreement may be modified or amended only by an instrument in writing signed by each of the parties hereto.

SECTION 7.9. SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforced in accordance with its terms.

SECTION 7.10 JOINT DRAFTING, NEGOTIATION AND CONFLICT WAIVER. Each Party agrees that they have had an opportunity to participate in the drafting, preparation and negotiation of this Agreement. Each of the Parties expressly acknowledges such participation and negotiation in order to avoid the application of any rule construing contractual language against the drafter thereof and agrees that the provisions of this Agreement shall be construed without prejudice to the Party who actually memorialized this Agreement in final form. PRM acknowledges that Paesano Akkashian Apkarian, P.C. (“PAA”) has disclosed to it that it is legal counsel to AHIT, only, and that it does not represent PRM in conjunction with this Agreement or implementation of the intended restructuring plan set forth herein, and that an actual or perceived conflict of interest may exist under the Michigan Rules of Professional Conduct by virtue of the fact that PRM is a related party to AHIT, and that PAA has disclosed that it represents PRM and Mr. Zarinegar in other unrelated matters. PRM, and its common unit holder, Mr. Zarinegar, acknowledges that PAA has thoroughly explained the conflict, and to the extent such a conflict exists, PRM waives the conflict following advice of independent counsel.

SECTION 7.11 CONFLICT WAIVER RELATED TO PRM AND ZARINEGAR. The Parties acknowledge that this Agreement is intended to serve as a step in the restructuring of the Parties in furtherance of AHIT’s business objectives, and in furthering PRM’s business relationship with AHIT and future services to be provided to AHIT. The Parties acknowledge that PRM, and its single common unit member, Mr. Zarinegar, will continue to serve as (a) Manager of PRM until such time the Board of Directors for AHIT determines that the arrangement impairs or might impair its ultimate objective of being a REIT, and (b) that Zarinegar will continue to serve as Chairman of the Board for AHIT. PRM and AHIT agree that Zarinegar’s continued roles furthers the interest of AHIT and the interests of the PRM Members, and so to the extent any conflict exists, PRM and AHIT knowingly and willingly waive such conflict since the execution of this Agreement is in the best interests of PRM, AHIT and the PRM Members. Furthermore, since Zarinegar is the sole member of PRM, AHIT waives any conflict of interest in PRM, and more specifically, Zarinegar, executing this Agreement on behalf of PRM.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date set forth above.

AMERICAN HOUSING INCOME TRUST, INC.

By: /s/ Jeff Howard

Jeff Howard

Chief Executive Officer and President

Authorized by Board of Directors

PERFORMANCE REALTY PARTNERS, LLC

By: /s/ Sean Zarinegar

By: Sean Zarinegar

Its: Manager

EXHIBIT A

Last Name	First Name	AHIT Shares Rounded	PRM Units	Registered	Restricted
Nielsen, Manager	Todd	5,000	0.50	3,866	1,134
Boehmer	Edward	33,333	3.33	22,785	10,548
Boehmer	Edward & Paula	33,333	3.33	22,785	10,548
		33,333	3.33	22,785	10,548
Bollwerk	Albert	30,000	3.00	22,785	7,215
Borkman	Ralph	10,000	1.00	7,857	2,143
Campeau	David & Joan	33,333	3.33	22,785	10,548
Colantonio	Ray	20,000	2.00	11,386	8,614
Creighton	James	3,333	0.33	2,619	714
Foerder	Michael	20,000	2.00	11,386	8,614
George	Chris	10,000	1.00	7,857	2,143
Hafner	Jeri L, Vantage	6,667	0.67	5,238	1,429
Hunkler	Michael	10,000	1.00	7,857	2,143
		16,667	1.67	11,386	5,281
Kolanowski, TTE	Joseph	30,000	3.00	22,785	7,215
Kozubal	Michael	66,667	6.67	45,582	21,085
Levine	Jay	20,000	2.00	11,386	8,614
Linebaugh	James	10,000	1.00	7,857	2,143
Lineberger	Jason	38,802	3.88	22,785	16,017
Luke	James "Tom"	20,000	2.00	11,386	8,614
		20,000	2.00	11,386	8,614
MacDiarmid	Don	10,000	1.00	7,857	2,143
		23,333	2.33	11,386	11,947
MacDiarmid	Don	19,927	1.99	11,386	8,541
McCanless	Kurt	13,333	1.33	10,476	2,857
Neilson	Todd	10,500	1.05	8,206	2,294
Nolen	Kenneth	70,000	7.00	45,582	24,418
Paukert	Thomas	9,908	0.99	7,744	2,164
Rees	James	114,855	11.49	79,779	35,076
		12,345	1.23	9,677	2,668
		40,000	4.00	22,785	17,215
Reynolds	Julie	20,000	2.00	11,386	8,614
Reynolds	Julie	4,333	0.43	3,417	916
Reynolds	Julie	2,900	0.29	2,269	631
Rollins	Scott	6,667	0.67	5,238	1,429
Rollins	Scott	11,047	1.10	8,655	2,392
Schneider	Dennis	13,000	1.30	10,251	2,749
Seward	Paul	28,802	2.88	22,785	6,017
Smith	Paul, L.	258,247	25.82	193,766	64,484
Tapia, Manager	Leroy	90,000	9.00	68,380	21,620
Tognazzini	Arthur	10,000	1.00	7,857	2,143
Tournillion	Nicholas & Audrey	14,401	1.44	10,251	4,150
Visser	Richard & Phyllis	85,333	8.53	56,981	28,352
		25,000	2.50	11,386	13,614
Wade	Jerry	13,333	1.33	10,476	2,857
		13,333	1.33	10,476	2,857
Wells	Roger	5,000	0.50	3,866	1,134
Williams	Doug	10,000	1.00	7,857	2,143
Wright	Robin	33,333	3.33	22,785	10,548
		1,439,401	143.94	999,504	439,897

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